  Exhibit 99.1

Contacts:

Melissa A. Waterhouse

Chief Executive Officer

(800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS FIRST QUARTER 2020 RESULTS

Kinderhook, N.Y., July 31 2020 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three months ended March 31, 2020.

Chief Executive Officer Melissa A. Waterhouse stated, “Our drug testing business has been negatively impacted by the Covid-19 pandemic. Here in the third quarter 2020, we are starting to see some improvement in drug test sales, however, as the pandemic continues, it is difficult to know when we will start to see a year-over-year increase in drug testing sales.”

Waterhouse continued, “We started generating sales of the rapid antibody test in May 2020. Since our last press release update on June 26, 2020, we have continued to sell the rapid Covid-19 antibody tests. Although market demand for antibody testing can fluctuate as infection surges occur (due to the higher demand for diagnostic testing), we are still recording sales. These sales are for now offsetting our drug testing declines. We believe there is an opportunity for Covid-19-related sales to contribute significantly to our 2020 financial results.”

Financial Highlights

● Net sales in the first quarter 2020 were $729,000, compared to net sales of $923,000 in the first quarter 2019, a decrease of $194,000, or 21.0%.

● Operating loss was $271,000 in the first quarter 2020, compared to an operating loss of $174,000 in the first quarter 2019.

● Net loss was $325,000 in the first quarter 2020, or $(0.01) per share, compared to a net loss of $240,000, or $(0.01), in the first quarter 2019.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse, and distributes a rapid test to detect Covid-19 antibodies. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations

(unaudited)
	For the three	For the three
	months ended	months ended
	March 31, 2020	March 31, 2019

Net sales	$729,000	$923,000
Cost of goods sold	539,000	617,000
Gross profit	190,000	306,000

Operating expenses:
Research and development	34,000	19,000
Selling and marketing	88,000	113,000
General and administrative	339,000	348,000
Total operating expenses	461,000	480,000

Operating loss	(271,000)	(174,000)

Other expense	(54,000)	(66,000)

Net loss before tax	(325,000)	(240,000)

Income tax expense	0	0

Net loss	$(325,000)	$(240,000)

Basic & diluted (loss) / income per common share	$(0.01)	$(0.01)

Weighted average shares outstanding – basic	33,968,523	32,367,963
Weighted average shares outstanding – diluted	33,968,523	32,367,963

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets
	March 31,	December 31,
	2020 (unaudited)	2019
ASSETS
Current Assets
Cash and cash equivalents	$581,000	$4,000
Accounts receivable, net of allowance for doubtful accounts of $34,000 at March 31, 2020 and December 31, 2019	396,000	370,000
Inventory, net of allowance of $304,000 at March 31, 2020 and $291,000 at December 31, 2019	723,000	810,000
Prepaid expenses and other current assets	262,000	6,000
Right of Use Asset – Operating Leases	37,000	34,000
Total current assets	1,999,000	1,224,000
Property, plant and equipment, net	626,000	644,000
Patents, net	114,000	116,000
Right of Use Asset – Operating Leases	64,000	73,000
Other assets	21,000	21,000
Total assets	$2,824,000	$2,078,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$695,000	$652,000
Accrued expenses and other current liabilities	1,334,000	543,000
Right of Use Liability – Operating Leases	34,000	34,000
Wages payable	139,000	104,000
Line of credit	322,000	337,000
Current portion of long-term debt	1,124,000	17,000
Total current liabilities	3,648,000	1,687,000
Long-term debt/other liabilities, net of deferred finance costs	0	1,108,000
Right of Use Liability – Operating Leases	64,000	73,000
Total liabilities	3,712,000	2,868,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	358,000	327,000
Additional paid-in capital	21,632,000	21,437,000
Accumulated deficit	(22,878,000)	(22,554,000)
Total stockholders’ deficit	(888,000)	(790,000)
Total liabilities and stockholders’ deficit	$2,824,000	$2,078,000